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         FILED
  BY THE OFFICE OF THE
NOTARY OF STATE OF THE
   STATE OF NEVADA

      JAN 14 2000

  NO. C101164-98
      ----------------
  /s/ DEAN HELLER
DEAN HELLER, SECRETARY OF STATE


                             ARTICLES OF AMENDMENT
                          OF ARTICLES OF INCORPORATION

          Pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78, it is hereby certified that:



          FIRST: The name of the Corporation of Powertech, Inc.

          SECOND: The Board of Directors of the corporation duly adopted the following resolution on January 4, 2000:

               RESOLVED, that it is advisable in the judgment of the Board of Directors of the Corporation that the name of the Corporation be changed and that the First Article of the Articles of Incorporation be amended to read:

               FIRST: The name of the corporation is NetMeasure Technology Inc.

          THIRD: The total number of outstanding shares having voting power of the corporation is 15,194,800 and the total number of votes entitled to be cast by the holders of all said outstanding shares is 15,194,800.

          FOURTH: The holders of a majority of the aforesaid total number of outstanding shares having voting power dispensed with the holding of a meeting of stockholders and adopted the amendment herein certified by a consent in writing.

     Signed on January 4, 2000.


                                                      RANDY VOLDENG
                                                --------------------------
                                                        President
                                                      Randy Voldeng



                                                        JEFF PLATO
                                                --------------------------
                                                        Secretary
                                                        Jeff Plato